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                                                                     EXHIBIT 8.1



                        [QUARLES & BRADY LLP LETTERHEAD]


                                October 13, 2000

Plexus Corp.
55 Jewelers Park Drive
Neenah, Wisconsin 54956

Ladies and Gentlemen:

         Reference is made to the form of Prospectus Supplement dated October 13, 2000 (the "Prospectus Supplement") of Plexus Corp., a Wisconsin corporation (the "Company"), relating to the public offering of 3,000,000 shares of the Company's common stock, par value $.01 per share, together with the associated preferred stock purchase rights.

         We have participated in the preparation of the discussion set forth in the Prospectus Supplement under the caption "United States Federal Income Tax Consequences to Non-U.S. Holders." In our opinion, such discussion, to the extent it constitutes matters of law or legal conclusions, is accurate in all material respects.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Company's Current Report on Form 8-K dated October 13, 2000, which will be incorporated by reference into the Company's Registration Statement on Form S-3 (File No. 333-45116). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.





                                             Very truly yours,


                                             /s/ Quarles & Brady LLP